MISCELLANEOUS RIGHTS AGREEMENT



               THIS MISCELLANEOUS RIGHTS AGREEMENT, dated as of March 20, 1996, is entered into by and among Irvine Apartment Communities Maryland, Inc., a Maryland corporation (the "Company"), Irvine Apartment Communities, L.P., a Delaware limited partnership (the "Operating Partnership"), and The Irvine Company, a Michigan corporation (together with its successors, "The Irvine Company").

                                   RECITALS

               WHEREAS, Irvine Apartment Communities, Inc., a Delaware corporation ("IAC Delaware"), the Operating Partnership and The Irvine Company entered into a Miscellaneous Rights and Lock-Up Agreement dated as of December 1, 1993, as amended by Amendment No. 1 thereto dated as of July 18, 1995 and Amendment No. 2 thereto dated March 20, 1996 (the "Prior Agreement");

               WHEREAS, in connection with the December 1993 initial public offering of shares of IAC Delaware's common stock, par value $.01 per share (the "IAC Delaware Common Stock"), The Irvine Company and certain partnerships, the partnership interests in which are owned in their entirety, directly or indirectly, by The Irvine Company, transferred to the Operating Partnership, subject to related debt, their respective real property interests in certain multifamily apartment projects and The Irvine Company transferred to the Operating Partnership its 99% general and limited partnership interests in a limited partnership which owns a multifamily apartment project, as well as its real property interests in such project (collectively, the "Transfers");

               WHEREAS, The Irvine Company and such subsidiaries received units of limited partnership interest ("L.P. Units") in the Operating Partnership in exchange for the Transfers of such real property and partnership interests and IAC Delaware became the sole general partner of the Operating Partnership;

               WHEREAS, pursuant to an Agreement and Plan of Merger dated as of March 20, 1996 among the Company and IAC Delaware (the "Merger Agreement"), IAC Delaware will be merged with and into the Company, with the Company as the surviving corporation (the "Merger") and all outstanding shares of IAC Delaware Common Stock will automatically be converted into an equal number of shares of the Company's common stock, par value $.01 per share (the "Common Stock");

               WHEREAS, the Articles of Amendment and Restatement of the Company will provide as of the Effective Time (as defined in the Merger Agreement) of the Merger, and the Amended and Restated Certificate of Incorporation of IAC Delaware provides, that a majority of the Company's board of directors (the "Board of Directors") shall be persons who are not
(i) affiliates (as that term is defined in Rule 144 under the Securities Act of 1993, as amended), or an officer, director or employee, of The Irvine Company or (ii) the spouse, ancestors and lineal descendants or brother or sister (whether by the whole or half blood) of Donald L. Bren ("Unaffiliated Directors");

               WHEREAS, the Prior Agreement provides that The Irvine Company has certain rights to designate, for nomination and the filling of vacancies on the Board of Directors, directors who are affiliated with The Irvine Company;

               WHEREAS, the Company and The Irvine Company intend that The Irvine Company shall continue to have the right to designate, for nomination and the filling of vacancies on the Board of Directors, directors who are affiliated with The Irvine Company in accordance with the terms of this Agreement;

               WHEREAS, The Irvine Company and Donald Bren, its principal shareholder, entered into that certain Exclusive Land Rights and Non-Competition Agreement dated as of November 21, 1993, as amended by Amendment No. 1 thereto dated April 20, 1995 and by Amendment No. 2 thereto dated July 18, 1995 (the "Land Rights Agreement") with IAC Delaware and the Operating Partnership pursuant to which The Irvine Company granted the Company and the Operating Partnership the Exclusive Land Rights (as defined therein) and The Irvine Company and Mr. Bren agreed to conduct all of their rental apartment community development and ownership activities through IAC Delaware through July 31, 2020;

               WHEREAS, as a result of the Merger, the Company will assume all of the rights and obligations of IAC Delaware under the Land Rights Agreement;


               WHEREAS, pursuant to the Land Rights Agreement (i) The Irvine Company has sold as of the date hereof seven land sites to the Operating Partnership, of which three were sold in part for additional L.P. Units in the Operating Partnership and (ii) the consideration for future sales of land by The Irvine Company may be, except under certain circumstances, either cash, Common Stock or L.P. Units, at the option of the Company through July 31, 2000 and thereafter at the option of The Irvine Company;

               WHEREAS, as a result of the Merger and pursuant to the Partnership Agreement (as defined below), L.P. Units owned by Irvine Persons (as defined below) will be exchangeable for shares of Common Stock of the Company upon the terms and subject to the conditions contained therein;

               WHEREAS, The Irvine Company was willing to make, and cause its subsidiaries to make, the Transfers and to enter into the Land Rights Agreement in consideration of receiving the registration rights and the proportional purchase rights provided for in the Prior Agreement and the right to designate, for nomination and the filling of vacancies on the Board of Directors, directors who are affiliated with The Irvine Company in accordance with the terms of the Prior Agreement; and

               WHEREAS, in anticipation of the Merger, the Company, the Operating Partnership and The Irvine Company desire to amend and restate the Prior Agreement, and confirm the agreement of the Company through the execution and delivery of this Agreement, which shall become effective only upon the consummation of the Merger.

               NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

               SECTION 1.1. Definitions. In addition to the definitions set forth above, the following terms, as used herein, have the following meanings:

               "ACP Investment Amount" means with respect to a DRIP/ACP Investment Date the aggregate amount of additional cash to be invested in newly issued shares of Common Stock on such DRIP/ACP Investment Date pursuant to the DRIP/ACP Plan.

               "Actual Investment Amount" means with respect to each DRIP/ACP Investment Date the dollar amount specified in the election notice delivered pursuant to Section 4.2(b) not to exceed the Maximum Investment Amount for such DRIP/ACP Investment Date, provided that if such election notice is given but fails to specify the Actual Investment Amount, then the Actual Investment Amount shall be the Maximum Investment Amount.

               "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under common control with such Person. For the purposes of this definition, "control" when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

               "Agreement" means this Agreement, as it may be amended, supplemented or restated from time to time.

               "Applicable Ratio" has the meaning set forth in Section 3.1(a) hereof.

               "Articles of Incorporation" means the Articles of Amendment and Restatement of the Company as filed with the State Department of Assessments and Taxation of the State of Maryland on April 29, 1996, as the same may be amended, modified, restated or supplemented from time to time.

               "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in The City of New York or Los Angeles, California are authorized by law to close.

               "Commission" means the Securities and Exchange Commission.

               "Conversion Factor" has the meaning set forth in the Partnership Agreement.

               "Convertible Securities" means any evidence of indebtedness, shares of stock, options, warrants or other securities which are convertible into or exchangeable, with or without payment of additional consideration of cash or property, for shares of Common Stock or rights to acquire shares of Common Stock, either immediately or on a specified date or the happening of a specified event.

               "Corresponding ACP Share Amount" means with respect to each DRIP/ACP Investment Date a number of shares of Common Stock equal to "A" divided by "B", where "A" equals a dollar amount equal to the Actual Investment Amount for such DRIP/ACP Investment Date minus the Maximum DRIP Investment Amount for such DRIP/ACP Investment Date (provided that if the Maximum DRIP Investment Amount is greater than the Actual Investment Amount, then "A" shall be $0); and "B" equals the purchase price per newly issued share of Common Stock issued on such DRIP/ACP Investment Date with additional cash investments, determined as provided in the DRIP/ACP Plan.

               "Corresponding DRIP Share Amount" means with respect to each DRIP/ACP Investment Date a number of shares of Common Stock equal to "C" divided by "D", where "C" equals the lesser of (i) Actual Investment Amount for such DRIP/ACP Investment Date and (ii) the Maximum DRIP Investment Amount for such DRIP/ACP Investment Date, and "D" equals the purchase price per newly issued share of Common Stock issued on such DRIP/ACP Investment Date as a result of the reinvestment of dividends, determined as provided in the DRIP/ACP Plan.

               "Corresponding Share Amount" means with respect to each DRIP/ACP Investment Date the aggregate of the Corresponding DRIP Share Amount and the Corresponding ACP Share Amount, provided if such calculation results in a fractional share of Common Stock, the Corresponding Share Amount shall be rounded downward.

               "Demand Registration" means a Demand Registration as defined in
Section 2.1.

               "DRIP/ACP Investment Amount" means with respect to a DRIP/ACP Investment Date the aggregate of the DRIP Investment Amount and the ACP Investment Amount.

               "DRIP/ACP Investment Date" means the date on which the DRIP Investment Amount is reinvested in newly issued shares and/or the date on which the ACP Investment Amount is used to purchase newly issued shares of Common Stock, in each case as set forth in the DRIP/ACP Plan.

               "DRIP/ACP Plan" means the Irvine Apartment Communities, Inc. Dividend Reinvestment and Additional Cash Investment Plan described in the General Partner's Registration Statement on Form S-3 and any other dividend reinvestment and additional cash investment plan established by the Company.

               "DRIP Investment Amount" means with respect to a DRIP/ACP Investment Date the aggregate amount of dividends paid on shares of Common Stock to be reinvested in newly issued shares of Common Stock on such DRIP/ACP Investment Date pursuant to the DRIP/ACP Plan.

               "DRIP Percentage" has the meaning set forth in Section 4.2(a).

               "Effective Time" has the meaning set forth in the Merger
Agreement.

               "Exchange Act" means the Securities Exchange Act of 1934, as amended.

               "Exchangeable L.P. Units" means L.P. Units which may be exchangeable for Common Stock pursuant to Section 8.6 of the Partnership Agreement (without regard to any limitations on the exercise of such exchange right as a result of the Ownership Limit Provisions).

               "Holder" means any Irvine Person who is the record or beneficial owner of any Registrable Security or any assignee or transferee of such Registrable Security unless such Registrable Security is acquired in a public distribution pursuant to a registration statement under the Securities Act or pursuant to transactions exempt from registration under the Securities Act where securities sold in such transaction may be resold without subsequent registration under the Securities Act.

               "Immediate Family" of any individual means such individual's estate and heirs, spouse, children (whether natural or adoptive or by marriage), and any trust or estate, all the beneficiaries of which consist of such individual or any of the foregoing.

               "Incapacitated" shall have the meaning set forth in the Partnership Agreement.

               "Independent Director" means a person who is an Unaffiliated Director and who has not been employed by The Irvine Company or any of its subsidiaries within the five years preceding such person's election as a director of the Company.

               "Investing Entities" has the meaning set forth in Section
4.2(b).

               "Irvine Persons" mean (i) The Irvine Company and its Affiliates, (ii) Donald L. Bren and his Affiliates and Immediate Family, and any successors thereto by descent or devise and (iii) on or after the date that L.P. Units or shares of Common Stock owned by The Irvine Company are distributed to the stockholders of The Irvine Company, the current stockholders of The Irvine Company, any Affiliates of such stockholders and the Immediate Family of such stockholders.

               "Market Value" means, with respect to the Common Stock, the average of the daily market price for the ten (10) consecutive trading days immediately preceding the date of a written request for registration pursuant to Section 2.1(a). The market price for each such trading day shall be: (i) if the Common Stock is listed or admitted to trading on any securities exchange or the NASDAQ-National Market System, the closing price, regular way, on such day, or if no such sale takes place on such day, the average of the closing bid and asked prices on such day, in either case as reported in the principal consolidated transaction reporting system, (ii) if the Common Stock is not listed or admitted to trading on any securities exchange or the NASDAQ-National Market System, the last reported sale price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the Company, or (iii) if the Common Stock is not listed or admitted to trading on any securities exchange or the NASDAQ-National Market System and no such last reported sale price or closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the Company, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than (10) days prior to the date in question) for which prices have been so reported; provided that if there are no bid and asked prices reported during the ten (10) days prior to the date in question, the Market Value of the Common Stock shall be determined by the Company acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

               "Maximum DRIP Investment Amount" means with respect to each DRIP/ACP Investment Date a dollar amount equal to (A) the Maximum Investment Amount times (B) the DRIP Percentage.

               "Maximum Investment Amount" means with respect to each DRIP/ACP Investment Date a dollar amount equal to (A) the DRIP/ACP Investment Amount for such DRIP/ACP Investment Date divided by a percentage (rounded to the seventh decimal place) equal to 1 minus the Purchase Percentage in effect as of the close of business on the third business day immediately preceding such DRIP/ACP Investment Date, minus (B) such DRIP/ACP Investment Amount.

               "Ownership Limit Provisions" mean the various provisions of the Articles of Incorporation set forth in ARTICLE SIXTH thereof restricting the ownership of Common Stock by certain Persons to specified percentages of the outstanding Common Stock.

               "Partnership Agreement" means the amended and restated agreement of limited partnership of the Operating Partnership dated as of December 1, 1993, as the same has been and in the future may be amended, modified or restated from time to time, including, without limitation, that certain amendment executed in connection with the Merger.

               "Person" means an individual or a corporation, partnership, limited liability company, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentally thereof.

               "Piggy-Back Registration" means a Piggy-Back Registration as defined in Section 2.2.

               "Purchase Percentage" means at any time, with respect to any Irvine Person, the ratio (expressed as a decimal and rounded to the nearest thousandth with five ten-thousandths being rounded upwards) of (i) the sum of (a) the number of shares of Common Stock then owned directly or indirectly by such Irvine Person and (b) the REIT Share Amount applicable to the Exchangeable L.P. Units then owned directly or indirectly by such Irvine Person, over (ii) the sum of (a) the total number of shares of Common Stock then outstanding and (b) the REIT Share Amount applicable to all Exchangeable L.P. Units then outstanding, provided that in determining the Purchase Percentage of a Person who became an Irvine Person solely as the result of a distribution of shares of Common Stock or L.P. Units from The Irvine Company to its stockholders, only those shares of Common Stock or L.P. Units so acquired shall be included in clause (i) above.

               "Registrable Securities" means shares of Common Stock of the Company at any time owned, either of record or beneficially, by any Irvine Person and no matter how acquired (including, without limitation, shares of Common Stock issuable upon exchange of Exchangeable L.P. Units) until (i) a registration statement covering such security has been declared effective by the Commission and it has been disposed of pursuant to such effective registration statement, (ii) it is sold under circumstances in which all of the applicable conditions of Rule 144 (or any similar provisions then in force) under the Securities Act are met or under which it may be sold pursuant to Rule 144(k) or (iii) it has been otherwise transferred in a transaction that would constitute a sale thereof under the Securities Act, the Company has delivered a new certificate or other evidence of ownership for it not bearing the legend required pursuant to the Partnership Agreement and it may be resold without subsequent registration under the Securities Act.

               "REIT Share Amount" means, with respect to an Exchangeable L.P. Unit, that number of shares of Common Stock equal to one (1) multiplied by the Conversion Factor.

               "Securities Act" means the Securities Act of 1933, as amended.

               "Selling Holder" means a Holder who is selling Registrable Securities pursuant to a registration statement under the Securities Act.

               "Unaffiliated Directors" has the meaning set forth in the fifth Recital to this Agreement.

               "Underwriter" means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer's market-making activities.


                                ARTICLE II


                            REGISTRATION RIGHTS


               SECTION 2.1. Demand Registration. (a) Request for Registration. At any time on or after the Effective Time, Holders of Registrable Securities may make a written request for registration under the Securities Act of all or part of its or their Registrable Securities (a "Demand Registration"); provided, that the Company shall not be obligated to effect more than one Demand Registration in any calendar year; and provided, further, that the number of shares of Registrable Securities proposed to be sold by the Holders making such written request shall have a Market Value of at least $25,000,000. Subject to the foregoing, the number of Demand Registrations which may be made pursuant to this Section 2.1 shall be unlimited. Any such request will specify the number of shares of Registrable Securities proposed to be sold and will also specify the intended method of disposition thereof. Within 10 days after receipt of such request, the Company will give written notice of such registration request to all other Holders of the Registrable Securities and include in such registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within 20 Business Days after the receipt by the applicable Holder of the Company's notice. Each such request will also specify the number of shares of Registrable Securities to be registered and the intended method of disposition thereof. Unless the Holder or Holders of a majority of the Registrable Securities to be registered in such Demand Registration shall consent in writing, no other party, including the Company (but excluding another Holder of a Registrable Security), shall be permitted to offer securities under any such Demand Registration.

               (b) Effective Registration. A registration will not count as a Demand Registration until it has become effective.

               (c) Priority on Demand Registrations. If the Holders of a majority of shares of the Registrable Securities to be registered in a Demand Registration so elect by written notice to the Company, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. The Holders of a majority of the shares of the Registrable Securities making such Demand Registration shall select the book-running managing Underwriter in connection with such offering; provided that such managing Underwriter must be reasonably satisfactory to the Company. The Company may select any additional investment banks and managers to be used in connection with the offering; provided that such additional investment bankers and managers must be reasonably satisfactory to a majority of the Holders making such Demand Registration. To the extent 10% or more of the Registrable Securities so requested to be registered are excluded from the offering in accordance with Section 2.3, the Holders of such Registrable Securities as a group shall have the right to one additional Demand Registration under this Section in such calendar year with respect to such Registrable Securities.

               SECTION 2.2. Piggy-Back Registration. If the Company proposes to file a registration statement under the Securities Act with respect to an equity offering by the Company for its own account or for the account of any of its respective securityholders of any class of security (other than (i) any registration statement filed by the Company under the Securities Act relating to an offering of Common Stock for its own account as a result of the exercise of the cash tender rights set forth in Section
8.6 of the Partnership Agreement, other than any such registration statement in which the Company has included additional securities for its own account or for the account of others pursuant to Section 8.6E(5) of the Partnership Agreement, (ii) any registration statement filed in connection with a Demand Registration except as set forth in Section 2.1 hereof or
(iii) a registration statement on Form S-4 or S-8 (or any substitute form that may be adopted by the Commission) or filed in connection with an exchange offer or offering of securities solely to the Company's existing securityholders), then the Company shall give written notice of such proposed filing to the Holders of Registrable Securities as soon as practicable (but in no event less than 10 days before the anticipated filing date), and such notice shall offer such Holders the opportunity to register such number of shares of Registrable Securities as each such Holder may request (a "Piggy-Back Registration"). The Company shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed underwritten offering to permit the Registrable Securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of the Company included therein.

               SECTION 2.3. Reduction of Offering. Notwithstanding anything contained herein, if the managing Underwriter or Underwriters of an offering described in Section 2.1 or 2.2 deliver a written opinion to the Company and the Holders of the Registrable Securities included in such offering that (i) the size of the offering that the Holders, the Company and such other persons intend to make or (ii) the kind of securities that the Holders, the Company and any other persons or entities intend to include in such offering are such that the success of the offering would be materially and adversely affected by inclusion of the Registrable Securities requested to be included, then (A) if the size of the offering is the basis of such Underwriter's opinion, the amount of securities to be offered for the accounts of Holders shall be reduced pro rata (according to the Registrable Securities proposed for registration) to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing Underwriter or Underwriters; provided that, in the case of a Piggy-Back Registration, if securities are being offered for the account of other persons or entities as well as the Company, then with respect to the Registrable Securities intended to be offered by Holders, the proportion by which the amount of such class of securities intended to be offered by Holders is reduced shall not exceed the proportion by which the amount of such class of securities intended to be offered by such other persons or entities is reduced; and
(B) if the combination of securities to be offered is the basis of such Underwriter's opinion, (x) the Registrable Securities to be included in such offering shall be reduced as described in clause (A) above (subject to the proviso in clause (A)) or, (y) if the actions described in clause (x) would, in the judgment of the managing Underwriter, be insufficient to substantially eliminate the adverse effect that inclusion of the Registrable Securities requested to be included would have on such offering, such Registrable Securities will be excluded from such offering.

               SECTION 2.4. Registration Procedures; Filings; Information. Whenever Holders request that any Registrable Securities be registered pursuant to Section 2.1 hereof, the Company will use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof as quickly as practicable, and in connection with any such request:

               (a) The Company will as expeditiously as possible prepare and file with the Commission a registration statement on any form for which the Company then qualifies or which counsel for the Company shall deem appropriate and which form shall be available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use its best efforts to cause such filed registration statement to become and remain effective for a period of not less than 270 days; provided that if the Company shall furnish to the Holders making a request pursuant to Section 2.1 a certificate signed by either its Chairman, Vice Chairman, Chief Executive Officer or President stating that in his good faith judgment it would be significantly disadvantageous to the Company or its shareholders for such a registration statement to be filed as expeditiously as possible, the Company shall have a period of not more than 90 days within which to file such registration statement measured from the date of receipt of the request in accordance with Section 2.1.

               (b) The Company will, if requested, prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Selling Holder and each Underwriter, if any, of the Registrable Securities covered by such registration statement copies of such registration statement as proposed to be filed, and thereafter furnish to such Selling Holder and Underwriter, if any, such number of conformed copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such Selling Holder or Underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder.

               (c) After the filing of the registration statement, the Company will promptly notify each Selling Holder of Registrable Securities covered by such registration statement of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

               (d) The Company will use its best efforts to (i) register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdictions in the United States as any Selling Holder or managing Underwriter or Underwriters, if any, reasonably (in light of such Selling Holder's intended plan of distribution) requests and (ii) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be reasonably necessary or advisable to enable such Selling Holder to consummate the disposition of the Registrable Securities owned by such Selling Holder; provided that the Company will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction.

               (e) The Company will immediately notify each Selling Holder of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and promptly make available to each Selling Holder any such supplement or amendment.

               (f) The Company will enter into customary agreements (including an underwriting agreement, if any, in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

               (g) The Company will make available for inspection by any Selling Holder of such Registrable Securities, any Underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any such Selling Holder or Underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Records which the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors unless (i) the disclosure of such Records is necessary to avoid or correct a misstatement or omission in such registration statement or (ii) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction. Each Selling Holder of such Registrable Securities agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any market transactions in the securities of the Company or its Affiliates unless and until such is made generally available to the public. Each Selling Holder of such Registrable Securities further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential.

               (h) The Company will furnish to each Selling Holder and to each Underwriter, if any, a signed counterpart, addressed to such Selling Holder or Underwriter, of (i) an opinion or opinions of counsel to the Company and (ii) a comfort letter or comfort letters from the Company's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Holders of a majority of the Registrable Securities included in such offering or the managing Underwriter or Underwriters therefor reasonably requests.

               (i) The Company will otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 of the Commission promulgated thereunder (or any successor rule or regulation hereafter adopted by the Commission).

               (j) The Company will use its best efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed.

               The Company may require each Selling Holder of Registrable Securities to promptly furnish in writing to the Company such information regarding the distribution of the Registrable Securities as the Company may from time to time reasonably request and such other information as may be legally required in connection with such registration.

               Each Selling Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in
Section 2.4(e) hereof, such Selling Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Selling Holder's receipt of the copies of the supplemented or amended prospectus contemplated by Section 2.4(e) hereof, and, if so directed by the Company, such Selling Holder will deliver to the Company all copies, other than permanent file copies then in such Selling Holder's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. Each Selling Holder of Registrable Securities agrees that it will immediately notify the Company at any time when a prospectus relating to the registration of such Registrable Securities is required to be delivered under the Securities Act of the happening of an event as a result of which information previously furnished by such Selling Holder to the Company in writing for inclusion in such prospectus contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made. In the event the Company shall give such notice, the Company shall extend the period during which such registration statement shall be maintained effective (including the period referred to in Section 2.4(a) hereof) by the number of days during the period from and including the date of the giving of notice pursuant to Section 2.4(e) hereof to the date when the Company shall make available to the Selling Holders of Registrable Securities covered by such registration statement a prospectus supplemented or amended to conform with the requirements of Section 2.4(e) hereof.

               SECTION 2.5. Registration Expenses. In connection with any registration statement required to be filed hereunder, the Company shall pay the following Registration expenses incurred in connection with the registration hereunder (the "Registration Expenses"): (i) all registration and filing fees, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities),
(iii) printing expenses, (iv) internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (v) the fees and expenses incurred in connection with the listing of the Registrable Securities, (vi) reasonable fees and disbursements of counsel for the Company and customary fees and expenses for independent certified public accountants retained by the Company (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters requested pursuant to Section 2.4(h) hereof), (vii) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, and (viii) reasonable fees and expenses of one counsel (who shall be reasonably acceptable to the Company) for the Selling Holders. The Company shall have no obligation to pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities, or any out-of-pocket expenses of the Holders (or the agents who manage their accounts).

               SECTION 2.6. Indemnification by the Company. The Company agrees to indemnify and hold harmless each Selling Holder of Registrable Securities, its officers, directors and agents, and each Person, if any, who controls such Selling Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if the Company shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to the Company by such Selling Holder or on such Selling Holder's behalf expressly for use therein. The Company also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each Person who controls such underwriters within the meaning of
Section 15 of the Securities Act or Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Selling Holders provided in this Section 2.6.

               SECTION 2.7. Indemnification by Holders of Registrable Securities. Each Selling Holder agrees, severally but not jointly, to indemnify and hold harmless the Company, its officers, directors and agents and each Person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company to such Selling Holder, but only with respect to information relating to such Selling Holder furnished in writing by such Selling Holder or on such Selling Holder's behalf expressly for use in any registration statement or prospectus relating to the Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. In case any action or proceeding shall be brought against the Company or its officers, directors or agents or any such controlling person, in respect of which indemnity may be sought against such Selling Holder, such Selling Holder shall have the rights and duties given to the Company, and the Company or its officers, directors or agents or such controlling person shall have the rights and duties given to such Selling Holder, by Section 2.6. Each Selling Holder also agrees to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors and each Person who controls such Underwriters within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act on substantially the same basis as that of the indemnification of the Company provided in this Section 2.7.

               SECTION 2.8. Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 2.6 or 2.7, such person (an "Indemnified Party") shall promptly notify the person against whom such indemnity may be sought (an "Indemnifying Party") in writing and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Party, and shall assume the payment of all fees and expenses. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by (i) in the case of Persons indemnified pursuant to Section 2.6, The Irvine Company if The Irvine Company was a Selling Holder or if The Irvine Company was not a Selling Holder, by the Selling Holders which owned a majority of the Registrable Securities sold under the applicable registration statement and (ii) in the case of Persons indemnified pursuant to Section 2.7, the Company. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an Indemnified Party shall have requested an Indemnifying Party to reimburse the Indemnified Party for fees and expenses of counsel as contemplated by the third sentence of this paragraph, the Indemnifying Party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 Business Days after receipt by such Indemnifying Party of the aforesaid request and (ii) such Indemnifying Party shall not have reimbursed the Indemnified Party in accordance with such request prior to the date of such settlement. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened proceeding in respect of with any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party, unless such settlement includes an unconditional release of such Indemnified Party from all liability arising out of such proceeding.

               SECTION 2.9. Contribution. If the indemnification provided for in Section 2.6 or 2.7 hereof is unavailable to an Indemnified Party or insufficient in respect of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) as between the Company and the Selling Holders on the one hand and the Underwriters on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Holders on the one hand and the Underwriters on the other from the offering of the securities, or if such allocation is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits but also the relative fault of the Company and the Selling Holders on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations and (ii) as between the Company on the one hand and each Selling Holder on the other, in such proportion as is appropriate to reflect the relative fault of the Company and of each Selling Holder in connection with such statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Holders on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by the Company and the Selling Holders bear to the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus. The relative fault of the Company and the Selling Holders on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Selling Holders or by the Underwriters. The relative fault of the Company on the one hand and of each Selling Holder on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

               The Company and the Selling Holders agree that it would not be just and equitable if contribution pursuant to this Section 2.9 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 2.9, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and no Selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the securities of such Selling Holder were offered to the public exceeds the amount of any damages which such Selling Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Selling Holder's obligations to contribute pursuant to this Section 2.9 are several in proportion to the proceeds of the offering received by such Selling Holder bears to the total proceeds of the offering received by all the Selling Holders and not joint.

               SECTION 2.10. Participation in Underwritten Registrations. No Person may participate in any underwritten registration hereunder unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and these registration rights provided for in this Article II.

               SECTION 2.11. Rule 144. The Company covenants that it will file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable Holders to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements.

               SECTION 2.12. Holdback Agreements. (a) Restrictions on Public Sale by Holder of Registrable Securities. To the extent not inconsistent with applicable law, each Holder whose securities are included in a registration statement agrees not to effect any sale or distribution of the issue being registered or a similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144 under the Securities Act, during the 14 days prior to, and during the 90-day period beginning on, the effective date of such registration statement (except as part of such registration), if and to the extent requested in writing by the Company in the case of a non-underwritten public offering or if and to the extent requested in writing by the managing Underwriter or Underwriters in the case of an underwritten public offering.

               (b) Restrictions on Public Sale by the Company and Others. The Company agrees (i) not to effect any sale or distribution of any securities similar to those being registered in accordance with Section 2.1 or Section 2.2 hereof, or any securities convertible into or exchangeable or exercisable for such securities, during the 14 days prior to, and during the 90-day period beginning on, the effective date of any registration statement (except as part of such registration statement where the Holders of a majority of the Registrable Securities to be included in such registration statement consent or as part of registration statements filed as set forth in Section 2.2(i) or (iii)) or the commencement of a public distribution of Registrable Securities, if and to the extent requested in writing by the Company in the case of a non-underwritten public offering or if and to the extent requested in writing by the managing Underwriter or Underwriters in the case of an underwritten public offering; and (ii) that any agreement entered into after the date of the Agreement pursuant to which the Company issues or agrees to issue any privately placed securities shall contain a provision under which holders of such securities agree not to effect any sale or distribution of any such securities during the periods described in (i) above, in each case including a sale pursuant to Rule 144 under the Securities Act (except as part of any such registration, if permitted); provided, however, that the provisions of this paragraph (b) shall not prevent the conversion or exchange of any securities pursuant to their terms into or for other securities.


                                  ARTICLE III

               DIRECTOR DESIGNATION; SIZE OF BOARD OF DIRECTORS

               SECTION 3.1. Designation of Directors. (a) For so long as Irvine Persons together beneficially own in the aggregate either shares of Common Stock or Exchangeable L.P. Units, and the ratio (the "Applicable Ratio") of (i) the sum of the number of such shares of Common Stock and the REIT Share Amount applicable to such Exchangeable L.P. Units, over (ii) the sum of the total number of shares of Common Stock outstanding and the REIT Share Amount for all Exchangeable L.P. Units, equals or exceeds 20%, then the Irvine Persons will have the right to nominate for election to the Board of Directors and for the filling of any vacancies on the Board of Directors created by such nominees three (3) members of such Board of Directors. In the event that the Applicable Ratio is less than 20% but is greater than or equal to 15%, then the Irvine Persons will have the right to nominate for election to the Board of Directors and for the filling of any vacancies on the Board of Directors created by such nominees, two (2) members of such Board of Directors. In the event that the Applicable Ratio is less than 15% but greater than or equal to 10%, then the Irvine Persons will have the right to nominate for election to the Board of Directors and for the filling of any vacancies on the Board of Directors created by such nominees, one (1) member of such Board of Directors. In the event the Board of Directors is divided into classes, such designees shall be allocated among such classes as evenly as practicable.

               (b) The Company agrees to nominate for election to the Board of Directors of the Company or for the filling of any vacancies on the Board of Directors created by such nominees the persons designated by the Irvine Persons pursuant to this Article III.

               SECTION 3.2. Mechanics of Designation. (a) In the absence of notice to the contrary from The Irvine Company, the rights granted to the Irvine Persons pursuant to this Article III (including pursuant to Section 3.4) shall be exercised on behalf of the Irvine Persons by The Irvine Company. In the event The Irvine Company is Incapacitated, such rights shall be exercised on behalf of the Irvine Persons by a single Person who shall represent that he, she or it is acting as the duly appointed attorney-in-fact of Irvine Persons beneficially owning a majority of the total number of shares of Common Stock and the REIT Share Amount referred to in clause (i) of Section 3.1(a) above.

               (b) The Company shall give The Irvine Company (or, if applicable, such other Person as shall be determined pursuant to Section 3.2(a) above) at least 60 days prior written notice of the date of the proposed mailing of proxy materials for election of directors of the Company. The Irvine Company (or, if applicable, such other Person) shall within 10 days of receipt of such notice from the Company give written notice (a "Section 3.2(b) Notice") to the Company of the name of each person which The Irvine Company (or, if applicable, such other Person) intends to nominate for election or reelection to the Board of Directors and all information relating to each such person that is required to be disclosed in solicitation of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected). At the request of the Board of Directors, any person so nominated for election as a director shall furnish to the Secretary of the Company that information required to be set forth in the Section 3.2(b) Notice.

               SECTION 3.3. Certain Voting Requirements. The Irvine Company agrees to vote, and to cause its subsidiaries to vote, all shares of Common Stock as to which it or they have voting rights (i) for the election of a slate of directors which shall consist of a majority of Independent Directors, and (ii) in favor of the removal from the Board of Directors, upon notice by the Company, of the person or persons designated as Independent Directors and to elect to the unexpired term of such Independent Director so removed another person designated as an Independent Director by the Company. In addition, The Irvine Company agrees to use its best efforts to cause all persons serving on the Board of Directors of the Company as a result of a nomination by The Irvine Company pursuant to this
Article III to vote (i) for the nomination and, to the extent that they may own shares, the election, of a slate of directors which shall consist of a majority of Independent Directors, (ii) to the extent they may own shares, in favor of the removal from the Board of Directors, upon notice by the Company, of the person or persons designated as Independent Directors, and
(iii) for the nomination and, to the extent they may own shares, election, for the unexpired term of each Independent Director so removed another person designated as an Independent Director by the Company. The Company agrees to use its best efforts to cause the Independent Directors to vote
(i) for the nomination and, to the extent they may own shares, the election, of the directors which the Irvine Persons have nominated for election as provided in this Article III, (ii) to the extent they may own shares, in favor of the removal from the Board of Directors, upon notice from The Irvine Company, of the person or persons designated by The Irvine Company as directors, and (iii) for the nomination and, to the extent they may own shares, election, for the unexpired term of each director so removed another person designated by The Irvine Company. In the event of any vacancies on the Board of Directors resulting from the death or resignation of any director, The Irvine Company agrees to use its best efforts to cause all persons designated by it as directors to vote in favor of the person designated by the Company to fill such vacancy if such director is an Independent Director, and the Company agrees to use its best efforts to cause any remaining directors to vote in favor of the person designated or nominated by The Irvine Company to fill any vacancy of a director designated or nominated by The Irvine Company.

               SECTION 3.4. Size of Board of Directors. The Company agrees not to take any action either to increase the size of the Board of Directors to more than ten (10) persons or to decrease the size of the Board of Directors to less than eight (8) persons without the written consent of the Irvine Persons then owning, directly or indirectly, shares of Common Stock or Exchangeable L.P. Units.


                                  ARTICLE IV

                             PROPORTIONAL PURCHASE

               SECTION 4.1. General. If from time to time the Purchase Percentage of any Irvine Person would be reduced as a result of any issuance of Common Stock by the Company or could be reduced as a result of any issuance of Convertible Securities (assuming, in the case of Convertible Securities, the conversion, exchange, or exercise at such time of the all Convertible Securities to be issued in such issuance) by the Company (in either case, whether for cash, property or otherwise), the Company shall so notify the Irvine Persons then owning Common Stock or Exchangeable L.P. Units, directly or indirectly, in writing not less than 60 days prior to the proposed date of any such issuance and shall offer to sell to each such Irvine Person, and, if such offer is accepted in writing by (x) if such issuance is made pursuant to an underwriting or private placement purchase agreement, the day such agreement is executed (it being understood that the Company will give each such Irvine Person at least four Business Day's prior notice of such date of execution) or (y) if such issuance is not made pursuant to such an agreement, the fifth Business Day prior to the proposed date of such issuance, the Company shall sell to each such Irvine Person, that number of shares of Common Stock or the number or amount of Convertible Securities to be issued which would result in the Purchase Percentage of such Irvine Person immediately after such issuance equalling the Purchase Percentage of such Irvine Person in effect immediately prior to such issuance (assuming, in the case of Convertible Securities, the conversion, exchange or exercise at such time of all Convertible Securities to be issued in such issuance), or any lesser amount of Common Stock or Convertible Securities to be issued in such issuance as may be designated by the Irvine Person, in either case at a price per share or other trading unit of such Common Stock or Convertible Securities, as the case may be, to be received by the Company in such issuance, less any underwriting discounts and commissions, and otherwise on the same terms as may be applicable to such issuance; provided, however, that this Section
4.1 shall not be applicable to (i) any issuance of Common Stock or Convertible Securities to directors, officers or employees of the Company or any of its subsidiaries (including the Operating Partnership) pursuant to any employee or director option, benefit or compensation plan of the Company (including the Company's 1993 Long-Term Stock Incentive Plan, the Company's 1993 Stock Option Plan for Directors and, if adopted at IAC Delaware's 1996 Annual Meeting of Shareholders, the Company's 1996 Long-Term Stock Incentive Plan) or (ii) any issuance of Common Stock by the Company as a result of the exercise of the cash tender rights or exchange rights set forth in Section 8.6 of the Partnership Agreement. Notwithstanding anything to the contrary herein, no Irvine Person shall be permitted to exercise the rights provided by this Section 4.1 to the extent that such exercise would result in a violation of the Ownership Limit Provisions. Notwithstanding the foregoing provisions of this Section 4.1, in connection with the exercise by Irvine Persons of proportional purchase rights as a result of the issuance pursuant to the Company's DRIP/ACP Plan of shares of Common Stock out of its authorized but unissued shares of Common Stock, the provisions of Section 4.2 of this Agreement will be applicable.

               Section 4.2. DRIP/ACP Plans. If at any time or from time to time, in connection with the Company's DRIP/ACP Plan, any shares of Common Stock are to be issued by the Company out of its authorized but unissued shares of Common Stock in satisfaction of the Company's obligations thereunder then each Irvine Person shall have the right, subject to the following provisions of this Section 4.2, to purchase a number of newly issued shares of Common Stock such that the Purchase Percentage of such Irvine Person on the DRIP/ACP Investment Date after giving effect to the shares of newly issued Common Stock sold on such date pursuant to the DRIP/ACP Plan equals the Purchase Percentage of such Irvine Person in effect as of the close of business on the third business day immediately preceding the DRIP/ACP Investment Date. For purposes of the foregoing:

               (a) Promptly following the close of business on the third business day preceding each DRIP/ACP Investment Date, the Company shall give written notice to each Irvine Person then owning Common Stock or Exchangeable L.P. Units, directly or indirectly, of the DRIP/ACP Investment Amount to be invested in newly issued shares of Common Stock on such DRIP/ACP Investment Date. Such notice shall also set forth the Maximum Investment Amount of the Irvine Persons and the percentage of the DRIP/ACP Investment Amount constituting the DRIP Investment Amount (the "DRIP Percentage") and the percentage constituting the ACP Investment Amount. In the absence of notice to the contrary from The Irvine Company, the notice called for by this clause (a) shall be given to The Irvine Company which shall have the sole responsibility of notifying Irvine Persons of their rights under this Section 4.2 and the Company shall not be liable to any Irvine Person by reason of The Irvine Company's failure to provide notice to, or its delay in providing notice to, any Irvine Person.

               (b) Not later than the close of business on the business day immediately preceding each DRIP/ACP Investment Date, the Irvine Persons then holding, directly or indirectly, Common Stock or Exchangeable L.P. Units shall give irrevocable written notice to the Company of whether such Irvine Persons or any one or more of them elect to make a cash investment on such DRIP/ACP Investment Date (not to exceed in the aggregate the Maximum Investment Amount) for the purchase of additional shares of Common Stock in order to maintain the aggregate Purchase Percentage of such Irvine Persons in the Company. Such notice shall specify the Actual Investment Amount if the amount to be invested is less than the Maximum Investment Amount and the identities of such Irvine Person or Persons which will make such cash investment, provided that the Irvine Persons shall have the right to designate any wholly owned subsidiary of The Irvine Company as the entity which shall make a cash investment in respect of all or a portion of the Actual Investment Amount (the Irvine Person or Persons or such subsidiary making the cash investment, the "Investing Entities"). Failure by the Irvine Persons to respond to the notice given by the Company pursuant to Section 4.2(a) shall be deemed an election by such Irvine Persons not to make any cash investment on such DRIP/ACP Investment Date.

               (c) As soon as practicable following the DRIP/ACP Investment Date, (1) the Investing Entities shall deliver to the Company by wire transfer an amount equal to the Actual Investment Amount for such DRIP/ACP Investment Date and, upon receipt thereof by the Company, the Company will issue to the Investing Entities a number of shares of Common Stock equal to the Corresponding Share Amount and (2) upon receipt thereof, the Company will contribute such Actual Investment Amount for such DRIP/ACP Investment Date to the Operating Partnership as a capital contribution in accordance with Section 4.8.B of the Partnership Agreement.

               (d)  Notwithstanding anything to the contrary in this
Section 4.2, no Irvine Person shall be permitted to exercise the rights provided by this Section 4.2 to the extent such exercise would result in a violation of the Ownership Limit Provisions.


                                   ARTICLE V

                                 MISCELLANEOUS

               SECTION 5.1. New York Stock Exchange and Pacific Stock Exchange Listings. In the event that (i) the Company shall issue shares of Common Stock to The Irvine Company pursuant to the Land Rights Agreement in connection with the Company's exercise of any option thereunder or (ii) the Company shall issue any Common Stock in exchange for L.P. Units pursuant to
Section 8.6 of the Partnership Agreement, then in any such case the Company agrees to cause any such shares of Common Stock to be listed on the New York Stock Exchange and the Pacific Stock Exchange prior to or concurrently with the issuance thereof by the Company.

               SECTION 5.2. Remedies. In addition to being entitled to exercise all rights provided herein and granted by law, including recovery of damages, the Irvine Persons shall be entitled to specific performance of the rights under this Agreement. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive, to the fullest extent permitted by applicable law, the defense in any action for specific performance that a remedy at law would be adequate.

               SECTION 5.3. Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company has obtained the written consent of The Irvine Company or its representative if The Irvine Company is Incapacitated. No failure or delay by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon any breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

               SECTION 5.4. Notices. All notices and other communications in connection with this Agreement shall be made in writing by hand delivery, registered first-class mail, telex, telecopier, or air courier guaranteeing overnight delivery:

               (1) if to any Irvine Person, initially c/o The Irvine Company, 550 Newport Center Drive, Newport Beach, California 92660 (Attention:
         Chief Executive Officer), or to such other address and to such other Persons as The Irvine Company may hereafter specify in writing; and

               (2) if to the Company, initially at 550 Newport Center Drive, Newport Beach, California 92660 (Attention: President), or to such other address as the Company may hereafter specify in writing.

               All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when received if deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery.

               SECTION 5.5. Successors and Assigns. Except as expressly provided in this Agreement the rights and obligations of the Irvine Persons under this Agreement shall not be assignable by any Irvine Person to any Person that is not an Irvine Person. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

               SECTION 5.6. Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Each party shall become bound by this Agreement immediately upon affixing its signature hereto.

               SECTION 5.7. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland without regard to the choice of law provisions thereof.

               SECTION 5.8. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby.

               SECTION 5.9. Effectiveness. This Agreement shall become effective among the parties hereto only upon the consummation of the Merger. Until such time, this Agreement shall have no force and effect and the Prior Agreement shall remain in full force and effect.

               SECTION 5.10. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein.
There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the Registrable Securities. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including, as of the effectiveness of this Agreement as specified in Section 5.9, the Prior Agreement.

               SECTION 5.11. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.




         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

                           IRVINE APARTMENT COMMUNITIES MARYLAND INC.



                           By /s/ Richard E. Moran Jr.
                             ---------------------------------------
                                 Title: Executive Vice President and
                                 Chief Financial Officer



                           IRVINE APARTMENT COMMUNITIES, L.P.

                           By: Irvine Apartment Communities Maryland, Inc., in its capacity as successor General Partner as of the Effective Time of the Merger



                           By /s/ Richard E. Moran Jr.
                             ---------------------------------------
                                 Title: Executive Vice President and
                                        Chief Financial Officer


                           THE IRVINE COMPANY



                           By /s/ Michael D. McKee
                             ---------------------------------------
                                 Title: Executive Vice President



                           By /s/ Norman J. Metcalfe
                             ---------------------------------------
                                 Title: Vice Chairman